                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           April 13, 1998
                                                --------------------------------
First Chicago NBD Corporation
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(Exact name of registrant as specified in its charter)


Delaware                               1-7127                  38-1984850
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(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)          Identification No.)


One First National Plaza,  Chicago, IL                           60670
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(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
                                                     ------------

Item 5.  Other Events
------

     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.



Pursuant to the requirements of the Securities Exchange Act of l934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           First Chicago NBD Corporation
                                           ------------------------------
                                           (Registrant)



Date:  April 13, 1998                      By: /s/ M. Eileen Kennedy
      -----------------                       --------------------------------
                                               Title: Senior Vice President and
                                                      Treasurer

                                 Attachment A
                                 ------------

     CHICAGO, April 13, 1998 -- First Chicago NBD Corporation today reported net income of $383 million, or a record $1.30 per diluted common share, for the first quarter of 1998. Net income for the year-ago quarter was $380 million, or $1.17 per share. Return on common stockholders' equity was 19.9%, compared with 17.8% a year ago.


First Chicago NBD Key
Ratios

                                        1st Qtr. 1998   4th Qtr. 1997   1st Qtr. 1997

Earnings per common share               $1.30           $1.28           $1.17

Return on common equity                  19.9%           19.5%           17.8%

Return on assets                         1.38%           1.38%           1.47%

Adjusted net interest margin             4.25%           4.27%           4.73%

Operating efficiency                     52.4%           54.0%           50.4%

HIGHLIGHTS

 .    Fee-based income for the quarter, adjusted for the effects of credit card securitizations, was $561 million, a 9% increase over the year-ago quarter. This reflects strong results from loan syndications, cash management and consumer banking activities.

 .    Market-driven revenue -- trading results and securities gains -- was $114 million for the first quarter, above the targeted range of $90 million to $100 million. Combined trading profits reached $46 million, the best quarterly result in more than two years. Total equity and investment securities gains were $68 million.

 .    Operating expenses totaled $848 million for the quarter, compared with $800 million for the year-ago quarter and $872 million for the fourth quarter of 1997. The Corporation's operating efficiency ratio for the quarter was 52.4%, reflecting continued expense discipline despite increasing technology-related expenditures.

 .    The provision for credit losses, on a managed receivables basis, was essentially unchanged from the fourth quarter of 1997. The core credit card charge-off rate declined to 6.7% from 7.1% in the fourth quarter.

 .    Tier 1 and total risk-based capital ratios were 7.7% and 11.4%, respectively, at March 31, 1998. Book value per common share was $27.21. The Corporation repurchased 2.9 million shares of common stock in the first quarter.

NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $878 million for the first quarter, compared with $888 million for the fourth quarter and $907 million for the year-ago quarter. Average loans grew to $67.8 billion, up 4% from a year ago. Average managed credit card receivables were $17.6 billion for the quarter, up slightly from both the year-ago quarter and the fourth quarter of 1997. Average earning assets were $97 billion.

     Net interest margin on a reported basis was 3.67% for the quarter. Adjusted for credit card securitizations and the activities of First Chicago Capital Markets, Inc., the net interest margin was 4.25%, versus 4.27% for the fourth quarter of 1997 and 4.73% for the year-ago period. Contributing to the declining margin were the impact of the share repurchase program and the recognition of the results of certain business activities in the tax or other revenue lines.

NONINTEREST INCOME

     Noninterest income for the first quarter was $739 million, up 9% from a year ago. Market-driven revenue was $114 million for the quarter. Combined trading profits were $46 million. Equity securities gains were $58 million, and investment securities gains were $10 million.

     Credit card fee revenue was $234 million, up slightly from $230 million in the fourth quarter and essentially unchanged from the year-ago period. Adjusted for the effects of securitizations, credit card fees increased 3% over a year ago. Fiduciary and investment management fees were $106 million for the first quarter, compared with $101 million in the fourth quarter and $105 million a year ago. Service charges and commissions were $251 million for the quarter, an 18% increase from $213 million for the year-ago quarter.

NONINTEREST EXPENSE

     Total operating expense for the first quarter was $848 million, compared with $800 million in the year-ago quarter and $872 million in the fourth quarter of 1997. Much of the year- over-year increase resulted from Year 2000 compliance, system integration and implementation projects, and business reengineering efforts.

CREDIT QUALITY

     The provision for credit losses was $179 million for the first quarter, compared with $187 million in the year-ago quarter and $167 million in the fourth quarter.

     The allowance for credit losses stood at $1.408 billion at March 31, representing 400% of total nonperforming loans. Nonperforming assets increased to $364 million at March 31, 1998, compared with $326 million at year-end 1997.

     Net charge-offs for the first quarter totaled $179 million, of which $135 million was related to credit card receivables. The core net charge-off rate for managed credit card receivables was 6.7% for the first quarter, down from 7.3% in the year-ago quarter and 7.1% in the fourth quarter of 1997. The 30-day delinquency ratio for managed credit card receivables was 4.1% at quarter-end, versus 4.4% one year ago and 4.3% at year-end 1997.


FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY
                                                           Three Months Ended March 31
                                                      -------------------------------------
(Dollars in millions, except per share data)            1998           1997         Change
                                                      -------------------------------------
Net interest income--tax-equivalent basis..........   $     878      $    907       -   3%
Provision for credit losses........................         179           187       -   4
Noninterest income.................................         739           679       +   9
Noninterest expense................................         848           800       +   6
Net income.........................................         383           380       +   1

Earnings per share
     Basic.........................................   $    1.32      $   1.19       +  11
     Average shares (in millions)..................       288.1         312.1       -   8

     Assuming full dilution........................   $    1.30      $   1.17       +  11
     Average shares (in millions)..................       293.0         320.8       -   9

Average balances
  Loans............................................   $  67,773      $ 65,177       +   4
  Earning assets...................................      96,988        89,352       +   9
  Total assets.....................................     112,914       105,133       +   7
  Common stockholders' equity......................       7,781         8,517       -   9
  Stockholders' equity.............................       7,971         8,936       -  11

Net interest margin
     Reported......................................        3.67 %        4.11 %
     Adjusted......................................        4.25          4.73
Return on assets...................................        1.38          1.47
Return on common stockholders' equity..............        19.9          17.8




                                                                   At March 31
                                                      -------------------------------------
                                                         1998          1997        Change
                                                      -------------------------------------
Assets.............................................    $114,804      $109,133       +   5%
Loans..............................................      69,590        66,536       +   5
Deposits...........................................      68,170        64,927       +   5
Common stockholders' equity........................       7,816         8,495       -   8
Stockholders' Equity...............................       8,006         8,785       -   9

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
FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
CAPITAL DATA
-------------------------------------------------------------------------------------------------------------------------------
                                                                      03/31/98    12/31/97      9/30/97     6/30/97     3/31/97
-------------------------------------------------------------------------------------------------------------------------------
Common Equity/Assets Ratio..............................                   6.8%        6.8%        6.9%        7.3%        7.8%
Risk-Based Capital Ratios: (1)(2).......................
   A Tier 1.............................................                   7.7%        7.9%        8.1%        8.6%        9.1%
   Total................................................                  11.4%       11.7%       11.9%       12.4%       13.1%
Regulatory Leverage Ratio (2)...........................                   7.6%        7.8%        8.2%        8.6%        9.2%
Book Value of Common Equity.............................                $27.21      $26.87      $26.62      $27.08      $27.20

(1) 3/31/98 ratios are estimated.
(2) 12/31/97 and subsequent ratios include activities of FCCM. For prior periods, ratios were calculated net of the investment in FCCM.

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                                      A-5